 Exhibit 10.14

SENT VIA EMAIL

American Picture House Corporation

Attn: Bannor Michael McGregor

Email: macgregor@americanpicturehouse.com

Re: Term Sheet / “Turn up the Sun!”

Dear David:

This letter is intended to set forth the basic terms of understanding by and between American Picture House Corporation, a Wyoming corporation (the “Purchaser”), and SSS Entertainment, LLC, a Louisiana limited liability company (the “Producer”), in connection with the purchase of contingent revenues derived from the motion picture currently referred to as “Turn up the Sun!” (the “Picture”). Producer and Purchaser are referred to herein collectively as the “Parties” and individually as a “Party”.

Please review the terms of this letter (referred to as the “Term Sheet”) and if you agree to the principal terms and conditions below please sign and submit the purchase price in the amount of Seven Hundred Twenty Five Thousand United States Dollars (US$725,000.00) (the “Purchase Price”), which shall be a non-secured, non-recourse purchase of contingent net proceeds under the following terms:

1. Nature of Financing; Purchase:	The Purchase Price constitutes a non-equity financial obligation among the Parties and does not represent a membership interest in Producer or any other entity related to the Picture. This Term Sheet in no way constitutes any offer, solicitation, or sale of securities in Producer or any other limited liability or other company affiliated therewith or parent thereof.

2. Purchase Price Cash Flow:	The Purchase Price shall be wired into Producer’s designated bank account upon execution of this Term Sheet and no later than January 6, 2025 (“Funding Date”).

3. Backend Compensation:	In full consideration for the Purchase Price, and subject to Producer’s receipt in full of such Purchase Price, Purchaser shall also be entitled to receive twenty four percent (24%) of one hundred percent (100%) of the “Net Profits” (defined below), which amount shall be accounted and calculated on a most favored nations basis with all other profit participants (the “Purchaser Backend”). Subject to Producer’s receipt in full of such Purchase Price, Producer shall issue a direction to pay for the benefit of Purchaser to the collection account manager for the Picture directing the same to pay Purchaser directly Purchaser’s share of Net Profits in accordance with the terms hereof.

4. Net Profits:	All gross receipts derived from exploitation of the Picture shall be allocated and paid as follows:

(a)	First, toward payment of any collection account fees and expenses, and/or distributor fees and expenses;
(b)	Second, toward applicable guild residual payments, if applicable;
(c)	Third, toward third party, out of pocket, reasonable and customary sales expenses and sales fees payable to any sales agents for the Picture;
(d)	Fourth, toward all debt financing and/or investments for the production and delivery of the Picture (approximately $800,000 plus future interest, if applicable); and thereafter

The balance shall be considered “Net Profits” and shall be payable on a pro rata, pari passu basis as follows: (a) twenty four percent (24%) to Purchaser; seventy six percent (76%) to the other participants as allocated by Producer and its affiliates at their discretion.

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5. Stock Contribution:	Effective as of the full execution of this Term Sheet, Purchaser hereby issues to Producer, One Million (1,000,000) shares (which shall be automatically increased to 1,500,000 shares in the event Purchaser fails to fund the Purchase Price on or before the Funding Date) of Purchaser (“Contributed Assets”), valued at $0.30 United States Dollars per share as of November 7, 2024, pursuant to the terms of Purchaser’s bylaws. The Contributed Assets shall be deemed fully vested in Producer upon the full execution of this Term Sheet and any sale thereof by Producer shall be restricted for ninety (90) days after the issuance thereof by Purchaser.

6. Credit; Press Release:	Subject to Producer’s receipt of the full Contributed Assets, (a) Purchaser shall receive credits as set forth in that certain Credit Agreement entered into contemporaneously herewith between Purchaser and Producer (“Credit Agreement”), and (b) Purchaser shall have the right to issue a Producer-approved (in writing; approval not to be unreasonably withheld) press release announcing Purchaser’s involvement with the Picture. Notwithstanding anything construable to the contrary in the Credit Agreement, Purchaser’s credits herein and in the Credit Agreement shall be strictly subject to Producer’s receipt of the full Contributed Assets, as and when due hereunder. In the event of a conflict between the terms of this Term Sheet and the Credit Agreement, this Term Sheet shall control.

7. Tax Credits:	Purchaser acknowledges that Producer or its affiliates shall have the right to apply for tax rebates and/or tax credits applicable to the Picture (collectively, “Tax Incentives”) and to utilize a tax credit lender in the applicable state (as determined by the Producer or its affiliates) in connection therewith, which such Tax Incentives may, at the Producer’s sole direction be (a) used to offset the budget of the Picture and/or (b) deemed “gross receipts” for the purposes of calculating “Net Profits” per Paragraph 4 above.

8. Debt Financing:	Purchaser hereby acknowledges that Producer or its affiliates shall have the right to borrow funds and/or take on debt (plus any interest and/or premium thereon) to conduct its business and/or in connection with the Picture (collectively, “Debt”), which such Debt shall be recoupable from gross receipts and/or other collateral in connection with the Picture (e.g., tax credits, sales revenue, etc.) prior to distribution of “Net Profits” in accordance with Paragraph 4 above.

9. Ownership of Picture:	Purchaser and Producer hereby acknowledge and agree that the Picture shall be solely and exclusively owned by Producer or its affiliate, including without limitation, with respect to the copyright thereof and all rights therein and thereto, including, without limitation, the sole and exclusive distribution, exhibition, performance, and reproduction rights. Except to the extent expressly set forth herein, Purchaser shall have no rights in and to the Picture or any element thereof. Nothing herein contained shall create or be deemed to create any rights whatsoever of any kind or nature in favor of Purchaser with respect to any remake(s), sequel(s), and other production(s) based upon the Picture or the underlying property.

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10. Representations and Warranties:	Purchaser’s Representations and Warranties:

i.	Purchaser has not seen or received any advertisement or general solicitation with respect to the Purchase Price and/or Contributed Assets;
ii.	Purchaser has the requisite knowledge and experience in financial and business matters to assess and evaluate (and has carefully assessed and evaluated) the relative merits and risks of an investment in the Picture and can bear the economic risks on the Purchase Price and/or Contributed Assets.
iii.	Purchaser is an “accredited investor”, as defined under Regulation D promulgated pursuant to the Securities Act of 1933, as amended;
iv.	Purchaser has been given the opportunity to discuss with representative of the Producer all material aspects of an investment in the Picture and review diligence in connection therewith;
v.	Purchaser has had a reasonable opportunity to seek the advice of counsel with respect to the Purchase Price and/or Contributed Assets and the risks associated therewith;
vi.	None of the cash or property that Purchaser will pay to Producer has been or shall be derived from, or related to, any activity that is deemed criminal under United States federal laws; and
vii.	No contribution, consideration, or payment by Purchaser to Producer shall cause Producer to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

Purchaser’s and Producer’s Representations and Warranties:

Each Party warrants and represents that it has the full right, power, and authority to enter into and to perform its obligations under this Term Sheet. Furthermore, each Party warrants, represents, and agrees that:

i.	It has the full right, power and authority to enter into this Term Sheet, to grant the rights granted herein, and to perform and fulfill all of the obligations to be rendered and satisfied by such Party hereunder;
ii.	There are no claims, facts or circumstances existing or pending which would prevent the full performance of such Party’s obligations hereunder;
iii.	The performance of such Party’s obligations hereunder shall not violate the terms of any other agreement;
iv.	This Term Sheet has been duly and validly authorized, executed, and delivered by each Party and constitutes each Party’s valid and binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable law).

11. Legal and Professional Expenses:	Subject to the terms herein, each of the Parties is responsible for bearing the cost of their own legal and other professional expenses in connection with this Term Sheet and any other documents and exhibits, which may be necessary to effectuate payment of the Purchase Price and issuance of the Contributed Assets.

12. No Guarantee:	Producer (nor any of its agents, principals, or representatives, as applicable) has not made any express or implied representation, warranty, guarantee, or agreement as to the production of the Picture, the amount of revenue which will be derived from the distribution of the Picture, nor has Producer made any express or implied representation, warranty, guarantee, or agreement that there will be any sums payable to Purchaser hereunder, or that the Picture will be produced and/or favorably received by exhibitors or by the public, or will be distributed continuously. In no event shall Producer incur any liability based upon any claim that Producer (or its agents, principals, or representatives) has failed to realize receipts or revenue, which should or could have been realized.

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13. Acknowledgement of Risks:	Purchaser acknowledges the risks inherent in developing, producing, and marketing the Picture, including, but not limited to, the possibility of cost overruns, lower sales than anticipated, and loss of contributed financing, including, without limitation, the Purchase Price and Contributed Assets. There is no assurance that Purchaser will earn a profit the Picture nor is there any assurance that Purchaser will recoup any of its Purchase Price contributed and/or the value of the Contributed Assets. Producer makes no representation or warranty as to the amount of revenue, if any, to be received from exploitation of the Picture. Purchaser acknowledges that no federal or state agency has reviewed or made any findings or determination as to the fairness or merit of this purchase and that this Term Sheet shall not constitute a registered security. Purchaser acknowledges that neither Producer nor any person or entity acting on behalf of Producer has offered the opportunity to invest herein by means of any form of general solicitation or advertising, including without limitation, (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Purchaser is a sophisticated investor familiar with the types of risks inherent in an investment of the nature hereof, and has such business or financial experience that Purchaser is capable of protecting his/her/its own interests in connection with the investment of the Purchase Price and Contributed Assets. Purchaser is properly able to evaluate the proposed business of Producer and the inherent risks therein. Purchaser has reviewed with Purchaser’s own tax advisor(s) and/or attorney(s), to the extent Purchaser considers it prudent or relevant, the consequences of this investment and the transaction contemplated by this Term Sheet and is relying solely on such advisors and not on any statements or representations of Producer in connection therewith, other than as provided for herein. Purchaser understands that Purchaser, and not Producer, shall be solely responsible for Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Term Sheet.

14. Confidentiality:	The parties agree to keep all Confidential Information strictly confidential and Purchaser agrees not to disclose or permit the disclosure of any Confidential Information to any third- party without the prior written consent of Producer except that Purchaser may disclose such terms to its officers, directors, members, managers, attorneys, other advisors, governmental entities, or parties required by law. “Confidential Information” means any oral, written, visual, graphic, or machine-readable information (whether written or visual) including, but not limited to, that which relates to ideas, concepts, scripts, data, artwork, images, designs, drawings, graphics, photographs, objects, plans, specifications, products, techniques, developments, inventions, processes, research, agreements with third parties and/or internal Producer agreements, services, client lists, distributors, networks, cable companies, contestants, participants, business and/or marketing plans, strategies, marketing or finances, financial information, names, forecasts, budgets, statements, personnel, customer information, know-how, copyrights, patents, trademarks, and all other similar property, whether such information relates to the Picture or this Term Sheet (including, without limitation, the existence of the Picture or this Term Sheet) or otherwise, and whether such Confidential Information is acquired from Producer or any other source.

15. Assignment:	Purchaser may not assign this Term Sheet to a third party without the prior written consent of Producer, and any such purported assignment or delegation without such prior written consent shall be null and void and of no force and effect. Producer shall have the right to assign this Term Sheet (or any of its rights hereunder) to any person, firm or corporation.

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16. Remedies:	There is no obligation on the part of any Party until this Term Sheet is fully executed. Notwithstanding anything to the contrary, in the event that the Purchase Price is not funded by Purchaser hereunder no later than the Funding Date, then without limitation to any other rights or remedies available to Producer, (a) Purchaser shall reimburse Producer for all legal costs and fees (including attorney’s fees) incurred by Producer in connection with this Term Sheet up to Five Thousand United States Dollars (US$5,000), (b) Purchaser shall immediately issues the outstanding shares of the increased Contributed Assets (i.e., 1,500,000 shares in aggregate), and (b) Producer shall have the right to terminate this Term Sheet with no further obligation to Purchaser with the sole exception of, subject to Producer’s receipt of the Contributed Assets in full, Purchaser’s credits set forth in Paragraph 6 hereof. In the event of any breach by Producer of this Term Sheet or any of Producer’s obligations hereunder, Purchaser’s remedies shall be limited to the right to recover actual monetary damages, if any, in an action at law, and Purchaser hereby waives any right to seek and/or obtain injunctive or other equitable relief with respect to any breach of Producer’s obligations hereunder and/or to enjoin or restrain or otherwise impair in any manner the production, distribution, exhibition, or other exploitation of the Picture, or any parts or elements thereof, or the use, publication, or dissemination of any advertising in connection therewith.

17. Miscellaneous:	This Term Sheet is binding upon the Parties and is subject to California law and the exclusive jurisdiction of the Courts of the State of California and the Federal Courts located in Los Angeles, California. Any dispute arising hereunder shall be resolved solely through binding arbitration, before a single arbitrator familiar with entertainment law, and conducted in Los Angeles, California under and pursuant to the JAMS Streamlined (for claims under US$250,000.00) or the JAMS Comprehensive (for claims over US$250,000.00) Arbitration Rules and Procedures (“JAMS Rules”), as said rules may be amended from time to time. The parties agree to accept service of process in accordance with JAMS Rules. The arbitrator shall issue a written opinion that includes the factual and legal basis for any decision and award within thirty (30) days from the date the arbitration hearing concludes. Each party hereby irrevocably submits to the jurisdiction and venue in the state or federal courts of the State of California in the City and County of Los Angeles for all purposes, including, but not limited to, in connection with any petition to confirm an arbitration award obtained pursuant to this Paragraph. Any award shall be final, binding, and non-appealable. The arbitration will be confidential and conducted in private, and will not be open to the public or media. No matter relating to the arbitration (including but not limited to, the testimony, evidence or result) may be: (i) made public in any manner or form; (ii) reported to any news agency or publisher; and/or (iii) disclosed to any third party not involved in the arbitration. The prevailing party in any dispute shall be entitled to reimbursement of its reasonable outside attorneys’ fees and costs.

This Term Sheet does not constitute either an offer to sell or an offer to purchase securities. The Parties may enter into a long-form purchase agreement reflecting the above terms and other customary terms and conditions, to be negotiated in good faith. Unless and until such long-form agreement is executed by the Parties, this Term Sheet will constitute the Parties’ complete agreement and shall supersede and replace any prior understandings, negotiations, and/or agreements, whether oral or written, executed or unexecuted.

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IN WITNESS WHEREOF, the Parties hereby execute this Term Sheet as of the date set forth below. The Parties agree to execute more formal documents affirming the essential terms herein and developing more detail thereon.

READ, AGREED, & ACCEPTED:

PRODUCER:

By:	/s/ Shaun Sanghani
On behalf of SSS Entertainment, LLC
Its:	Manager
Name:	Shaun Sanghani
Date:	11/7/2024

PURCHASER:

By:	/s/ Bannor Michael MacGregor
On behalf of American Picture House Corporation
Name:	Bannor Michael MacGregor

[Its: Chief Executive Officer]

Address:	477 Madison Avenue – 6FL
New York, New York 10022

Date:	11/7/2024

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